Exhibit 99.1

Alto Neuroscience Reports Second Quarter 2025 Financial Results and Recent Business Highlights

– Acquisition of potentially best-in-class dopamine agonist combination product candidates, including ALTO-207, expands precision psychiatry pipeline; guided by compelling PAX-D study results published in The Lancet Psychiatry –

– ALTO-207 adds expected late-stage readout in treatment resistant depression within current cash runway; planned Phase 2b trial, designed to be a potentially pivotal study expected to initiate by mid-2026 –

– Topline data expected from Phase 2 proof-of-concept (POC) trial of ALTO-101 in schizophrenia in the second half of 2025; Phase 2b topline data readouts include ALTO-300 in MDD expected mid-2026 followed by ALTO-100 in bipolar depression expected in the second half of 2026 –

– Identified a patient selection biomarker and reported positive pharmacodynamic results from the Phase 2 POC trial of ALTO-203, a non-stimulant product candidate demonstrating pro-cognitive and wake-promoting effects –

– Strong cash position of approximately $148.1 million expected to fund planned operations into 2028, and through four upcoming clinical study readouts –

Mountain View, Calif., August 13, 2025 — Alto Neuroscience, Inc. (“Alto”) (NYSE: ANRO) a clinical-stage biopharmaceutical company focused on the development of novel precision medicines for neuropsychiatric disorders, today reported financial results for the quarter ended June 30, 2025, and highlighted recent progress across its pipeline of clinical-stage product candidates.

“We have had an exciting past few months marked by a promising addition to our pipeline with ALTO-207 and encouraging clinical data that provide further validation of our biomarker-driven approach to drug development,” said Amit Etkin, M.D., Ph.D., Founder and CEO of Alto Neuroscience. “The robust clinical effects of pramipexole observed in the PAX-D study give us strong conviction in the therapeutic potential of ALTO-207 to become a meaningful option for patients with treatment resistant depression (TRD), and we look forward to initiating a potentially pivotal Phase 2b trial by mid-2026. We continued our diligent execution across our pipeline to enroll high-quality subjects and are looking forward to the upcoming clinical study readouts.”

Dr. Etkin continued, “The recent data from our exploratory study of ALTO-203 highlights our ability to better guide indication selection and trial design through our use of biomarkers, which we believe will drive better patient outcomes. Recent clinical readouts in cognitive impairment in schizophrenia (CIAS) further our view that this is an area of incredible unmet need. To our knowledge, ALTO-101, which previously demonstrated pro-cognitive effects, now represents the most advanced therapeutic candidate in a space with no currently approved treatments. We look forward to completing the ongoing study this year to further guide its development.”

Pipeline Highlights

ALTO-207: Acquired novel combination product with robust clinical validation; Phase 2b trial, designed to be a potentially pivotal study, in patients with treatment resistant depression expected to initiate by mid-2026.

ALTO-207 is a fixed-dose combination of pramipexole, a dopamine D3-preferring D3/D2 agonist, approved for the treatment of Parkinson’s disease with demonstrated antidepressant effect, and ondansetron, an antiemetic, selective 5-HT3 receptor antagonist. As a fixed-dose combination, ALTO-207 is designed to enable rapid titration and higher dosing by mitigating the dose-limiting adverse events typically experienced with pramipexole. ALTO-207 is being developed to address the significant unmet need for patients with TRD. The planned Phase 2b trial of ALTO-207, designed to be a potentially pivotal study, is expected to initiate by mid-2026.

•In May 2025, the Company acquired from Chase Therapeutics Corporation (Chase) a portfolio of potentially best-in-class dopamine agonist combination product candidates, including ALTO-207, formerly known as CTC-501. The link to the conference call replay is accessible on the Company’s website and here.
◦Prior to the acquisition by Alto, Chase completed a randomized, placebo-controlled Phase 2a clinical trial evaluating CTC-501 in 32 patients with depression. The primary endpoint was achieved in the study. Patients randomized to receive CTC-501 reached a mean dose of 4.1mg per day, with 67% of patients achieving the highest allowable dose of 5mg/day. CTC-501 was generally well tolerated in the maintenance period of the study.
◦The clinical efficacy measures were evaluated as secondary endpoints and across measures CTC-501 demonstrated large, clinically meaningful effects. CTC-501 demonstrated statistically significant and clinically meaningful improvements from baseline compared to placebo on depression symptoms as measured by the Montgomery Åsberg Depression Rating Scale, or MADRS (LSM Δ vs. placebo at Week 8 = -8.2, p=0.025, Cohen’s d=1.1). CTC-501 also demonstrated a significantly greater improvement compared to placebo on the Clinician Global Impression Scale of Severity, or CGI-S (LSM Δ vs. placebo at Week 8 = -0.76, p=0.04, Cohen’s d=1.0).
•The acquisition of ALTO-207 was prompted by Alto’s novel insights on dopamine biomarkers in TRD patients and the robust antidepressant effects of pramipexole exhibited in the PAX-D study conducted by the University of Oxford. Results, which were recently published in The Lancet Psychiatry, showed pramipexole augmentation of antidepressant treatment, at a target dose of 2.5mg, demonstrated a large (Cohen’s d=0.87) reduction in symptoms relative to placebo at 12 weeks, but was associated with a high rate of adverse effects. The link to the online publication can be found here.
◦The Company plans to collaborate with the National Health Service network, including PAX-D clinical sites for the planned Phase 2b trial of ALTO-207.

ALTO-101: Enrollment is ongoing in Phase 2 POC CIAS trial; topline data expected in the second half of 2025.

ALTO-101, a brain-penetrant PDE4 inhibitor designed as a novel transdermal formulation, is being developed for the treatment of CIAS. The novel formulation is designed to retain the desired brain effects shown with the oral formulation while avoiding the tolerability challenges and adverse effects known to be associated with PDE4 inhibitors.
•Enrollment remains ongoing in the Phase 2 POC trial in CIAS, with topline data expected in the second half of 2025. The Phase 2 POC trial consists of a dose-escalating treatment with ALTO-101 and is designed to enroll approximately 70 adult participants with schizophrenia between the ages of 21 and 55.
•The primary outcome in the study is the effect of ALTO-101 on theta band activity, the EEG measure shown to be most clearly associated with CIAS in replicated analyses of large schizophrenia datasets. Objective cognitive performance is also being evaluated.

ALTO-300: Enrollment ongoing in Phase 2b adjunctive major depressive disorder trial; data expected in mid-2026.

ALTO-300, also known as agomelatine, is an oral, small molecule designed to act as a melatonin agonist and 5-HT2C antagonist, and is being developed at 25mg as an adjunctive treatment in the United States for patients with major depressive disorder (MDD), characterized by an EEG biomarker. Agomelatine is an approved antidepressant medication in Europe and Australia, at both 25mg and 50mg, but has not been approved in the United States. In comparison to the 50mg dose of agomelatine, the 25mg dose has been shown to have equivalent antidepressant efficacy and has not been associated with reversible, low liver enzyme elevations observed with the 50mg dose.
•Topline data from the double-blind, placebo-controlled, randomized Phase 2b trial is expected in mid-2026. The Company expects to enroll approximately 200 biomarker positive patients for the final analysis sample.
•In the ongoing Phase 2b trial, patients who have had an inadequate response to their current antidepressant are randomized to receive either 25mg of ALTO-300 or placebo over a six-week treatment period. The study medication is being taken in addition to a patient’s background antidepressant. The primary outcome is the change from baseline in MADRS score in patients with the EEG biomarker.
•In May 2025, the Company presented additional analyses at the American Society of Clinical Psychopharmacology Annual Meeting (ASCP) Annual Meeting supporting the unique biomarker opportunity for patient stratification and reinforcing the well-established safety and tolerability profile for ALTO-300 in MDD.
◦The most common adverse event observed in the completed Phase 2a trial of ALTO-300 was headache. Additionally, the Phase 2a and Phase 2b trials have involved monitoring for elevated liver enzymes (≥ 3 times the upper limit of normal), with the Phase 2b trial including a stopping rule for elevated liver enzymes. No liver function test (LFT) elevations ≥ 3 times the upper limit of normal were observed in the Company’s 239-patient completed Phase 2a trial, and no patients have been stopped in the ongoing Phase 2b trial due to liver enzyme elevation, which remains blinded.
◦The ALTO-300 biomarker signal likely reflects increased neural noise due to elevated 5-HT2C tone and reduced dopaminergic activity. Increasing 5-HT2C activity in a preclinical rodent model or directly depleting dopamine in a healthy human volunteer study—both the opposite mechanistic effect of ALTO-300—resulted in greater EEG irregularity, consistent with a biomarker positive profile. These data reinforce the direct link between ALTO-300 and the EEG biomarker used to identify MDD patients who are more likely to be responders to treatment.

ALTO-100: Enrollment ongoing in Phase 2b bipolar depression trial; data expected in the second half of 2026.

ALTO-100, a first-in-class, oral small molecule believed to work through enhancing neuroplasticity, is in development for the treatment of bipolar depression (BPD) in patients characterized by a cognitive biomarker.
•Enrollment in the randomized, double-blind, placebo-controlled Phase 2b trial remains ongoing with topline data expected in the second half of 2026. The Company expects to enroll approximately 200 patients with BPD. Patients will be evaluated over a six-week treatment period and the primary endpoint is the change from baseline on the MADRS in the patient population characterized by a cognitive biomarker.
◦The completed Phase 2b trial evaluating ALTO-100 as a treatment for MDD demonstrated a clinically meaningful signal in the adjunctive subgroup and evidence of biomarker enrichment in the compliant subset of patients. These data support the ongoing Phase 2b trial of ALTO-100 as an adjunctive treatment in BPD.

ALTO-203: Reported topline results from Phase 2 POC MDD trial.

ALTO-203 is a novel, oral small molecule designed to uniquely act as a histamine H3 inverse agonist, designed to modulate circuits underlying cognition, wakefulness, and alertness.
•In June 2025, the Company announced the identification of a patient selection biomarker and positive pharmacodynamic results from its exploratory Phase 2 POC trial of ALTO-203 in MDD patients with elevated levels of anhedonia.
◦The findings in the study replicated results from the Phase 1 study in healthy volunteers, where ALTO-203 treatment led to improvements in sustained attention and reductions in the EEG theta/beta ratio. Baseline EEG theta/beta ratio predicted attentional benefits of ALTO-203 in both the Phase 1 study and Phase 2 POC trial.
◦Alto plans to report additional results from this exploratory study at a future medical meeting and expects to determine the next development steps for ALTO-203 following the complete analysis of the data set.

Corporate Updates
•In August 2025, the Company appointed to its Board of Directors, Raymond Sanchez, M.D., a highly accomplished executive with a strong background in medicine and over 20 years of strategic experience in the life sciences industries. With the addition of Ray, Alto’s Board has increased to six members.

Upcoming Milestones and Events

Near-Term Expected Milestones
•2H 2025 — ALTO-101 Phase 2 POC CIAS trial topline data
•Mid-2026 — ALTO-300 Phase 2b MDD trial topline data
•Mid-2026 — ALTO-207 Phase 2b TRD trial initiation
•2H 2026 — ALTO-100 Phase 2b BPD trial topline data

Upcoming Conferences
•The Company is expected to present at the following upcoming conferences:
◦H.C. Wainwright 27th Annual Global Investment Conference: September 8-10, 2025
◦Baird 2025 Global Healthcare Conference: September 10, 2025
◦TD Cowen's 5th Annual Novel Mechanisms in Neuropsychiatry & Epilepsy Summit: September 17-18, 2025

Second Quarter 2025 Financial Highlights

Cash Position: As of June 30, 2025 the Company had cash, cash equivalents, and restricted cash of approximately $148.1 million, compared to approximately $168.7 million in cash, cash equivalents, and restricted cash as of December 31, 2024.

The Company expects its cash balance to support planned operations into 2028.

R&D Expenses: Research and development expenses for the quarter ended June 30, 2025 were $13.1 million, as compared to $13.2 million for the same period in 2024.

G&A Expenses: General and administrative expenses for the quarter ended June 30, 2025 were $5.6 million, as compared to $5.2 million for the same period in 2024.

Net Loss: The Company incurred a net loss of $17.7 million for the quarter ended June 30, 2025, as compared to $16.0 million for the quarter ended June 30, 2024.

About Alto Neuroscience
Alto Neuroscience is a clinical-stage biopharmaceutical company with a mission to redefine psychiatry by leveraging neurobiology to develop personalized and highly effective treatment options. Alto’s Precision Psychiatry Platform™ measures brain biomarkers by analyzing EEG activity, neurocognitive assessments, wearable data, and other factors to better identify which patients are more likely to respond to Alto product candidates. Alto’s clinical-stage pipeline includes novel drug candidates in bipolar depression, major depressive disorder, treatment resistant depression, and schizophrenia, and other mental health conditions. For more information, visit www.altoneuroscience.com or follow Alto on X.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “look forward,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Alto’s expectations with regard to the potential benefits, activity, effectiveness and safety of its product candidates and Precision Psychiatry Platform (“Platform”); Alto’s expectations with regard to the design and results of its research and development programs and clinical trials, including the timing of enrollment and the timing and availability of data from such trials; Alto’s clinical and regulatory development plans for its product candidates, including the timing or likelihood of regulatory filings and approvals for its product candidates; Alto’s business strategy, financial position, including anticipated cash runway, and the sufficiency of its financial resources to fund its operations through expected milestones; and other statements that are not historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation, progress and completion of clinical trials and clinical development of Alto’s product candidates; the risk that Alto may not realize the intended benefits of its Platform; availability and timing of results from clinical trials; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that clinical trials may have unsatisfactory outcomes; the risk that Alto’s projections regarding its financial position and expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Alto’s actual results to differ from those contained in the forward-looking statements, which are described in greater detail in Alto's Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”) as well as in other filings Alto may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alto expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as required by law.

Availability of Information on Alto’s Website
Alto routinely uses its investor relations website to post presentations to investors and other important information, including information that may be material. Accordingly, Alto encourages investors and others interested in Alto to review the information it makes public on its investor relations website.

ALTO NEUROSCIENCE, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$13,124	$13,184	$23,098	$23,136
General and administrative	5,558	5,157	11,260	9,591
Total operating expenses	18,682	18,341	34,358	32,727
Loss from operations	(18,682)	(18,341)	(34,358)	(32,727)
Other income (expense):
Interest income	1,683	2,658	3,510	4,216
Interest expense	(646)	(347)	(1,244)	(693)
Loss on debt extinguishment	—	—	(681)	—
Other, net	(61)	—	(102)	(243)
Total other income, net	976	2,311	1,483	3,280
Net loss	$(17,706)	$(16,030)	$(32,875)	$(29,447)
Other comprehensive income (loss):
Change in fair value attributable to instrument specific credit risk	22	—	156	—
Foreign currency translation	(5)	(5)	(24)	(10)
Total other comprehensive income (loss)	17	(5)	132	(10)
Comprehensive loss	$(17,689)	$(16,035)	$(32,743)	$(29,457)
Net loss per share attributable to common stockholders, basic and diluted	$(0.65)	$(0.60)	$(1.21)	$(1.32)
Weighted-average number of common shares outstanding, basic and diluted	27,072	26,913	27,061	22,312

ALTO NEUROSCIENCE, INC.
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30,	December 31,
	2025	2024
Cash, cash equivalents, and restricted cash	$148,085	$168,729
Total assets	157,877	177,542
Total liabilities	34,465	26,082
Accumulated deficit	(171,271)	(138,396)
Investor Contact:
Nick Smith
investors@altoneuroscience.com

Media Contact:
Mari Purpura
media@altoneuroscience.com